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                                                                   Exhibit 10.53






October 25, 1999

Mr. Andrew J. Schindler

                  Re:  Change of Control
                       -----------------

Dear Andy:

         In addition to your other contractual arrangements with R.J. Reynolds Tobacco Holdings, Inc. (the "Company") and its affiliates, in the event of a Change of Control of the Company (as such Change of Control is defined in the Company's 1999 Long Term Incentive Plan) (the "1999 LTIP"), the following shall occur:

         1. The Company shall hold you harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any of the payments made from the Company. In the event that it is determined that any payment or distribution by the Company to or for you (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by you of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, you retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments. You agree to cooperate fully with the Company in any protester appeal by the Company in the event of the imposition of golden parachute tax.

         2. If you are terminated without Cause (as defined in your Tandem Restricted Stock/Stock Option Agreements issued under the 1999
                  LTIP) following such Change of Control, the Company shall pay to you as incurred all legal and accounting fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by any compensation-related plan, agreement or arrangement of the Company) unless your claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

         3. During the 24-month period following a Change of Control, you shall be entitled to terminate your employment for Good Reason and receive the severance arrangements under your contractual arrangements with the Company as if you had been terminated by the Company without Cause. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following occurring following a Change of
                  Control:


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                           A. a material reduction in your duties, a material
                  diminution in your position or a material adverse change in your reporting relationship from those in effect immediately prior to the Change of Control;

                           B. a reduction in your pay grade or bonus opportunity
                  as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this Agreement;

                           C. the failure to continue in effect any compensation
                  plan in which you participate at the time of the Change of Control, including but not limited to the Company's 1999 LTIP and the Company's Annual Incentive Award Plan (the "AIAP") or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing you with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control;

                           D. the taking of any action which would directly or
                  indirectly materially reduce any of the benefits to be provided under the retirement or savings plans of the Company (unless such reduction is required by law) or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure to provide you with the number of paid vacation days to which you are entitled on the basis of the Company's practice with respect to you as in effect at the time of the Change of Control;

                           E. any purported termination of your employment which
                  is not effected pursuant to a written notice of termination given to you not less than thirty (30) or more than sixty (60) days prior to the date of termination; provided further that for purposes of this Agreement, no such purported termination shall be effective;

                           F. any material breach by the Company or its
                  affiliates of any provision of this Agreement or any other of your contractual arrangements with the Company or its affiliates; or

                           G. requiring you to be based at any office or
                  location more than 35 miles from the office or location at which you were based immediately prior to such Change of Control, except for travel reasonably required in the performance of your responsibilities.

         4. In consideration of this Agreement, you and the Company agree that this Agreement supersedes and replaces in its entirety the Agreement between you and RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. dated December 5, 1995.


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         Please indicate your acceptance of the terms of this Agreement by signing this letter below and returning it to Bob Gordon. A copy will be provided to you.


                                  R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                                  By: /s/ Robert R. Gordon, Jr.
                                      ------------------------------------------
                                      Robert R. Gordon, Jr.
                                      Executive Vice President - Human Resources



Agreed as of this ___ day
of October, 1999.

     /s/ Andrew J. Schindler
-------------------------------------
         Andrew J. Schindler